Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements of TNS, Inc. (“TNS”) are based on the historical financial statements of TNS and the Communications Services Group of VeriSign, Inc. (“CSG”), which have been prepared to illustrate the effect of TNS’s acquisition of CSG and the related financing transactions. The unaudited pro forma condensed consolidated financial information has been prepared using the purchase method of accounting. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 gives effect to the CSG acquisition as if it had occurred on December 31, 2008. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2008 gives effect to the CSG acquisition as if it had occurred on January 1, 2008.

The unaudited pro forma condensed consolidated financial information and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated on the dates indicated above, nor are they necessarily indicative of our future results of operations or financial position.

We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial information is based upon currently available information, assumptions and estimates, which we believe are reasonable. These assumptions and estimates, however, are subject to change as additional information is obtained. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma information.

The CSG historical operating results include the direct costs related to the business and certain allocated costs for services and support functions provided by VeriSign, Inc. The allocated costs are described more fully in Note 2 to the financial statements included in this Form 8-K/A as Exhibit 99.1. Because the selected unaudited pro forma condensed consolidated financial information is based upon CSG’s operating results during the period when CSG was not under the control, influence or management of TNS, the information presented may not be indicative of the results for the year ended December 31, 2008 that would have actually occurred had the acquisition been consummated as of January 1, 2008, nor is it indicative of our future financial or operating results of the combined entity.

Additionally, the statement of operations for CSG contains certain adjustments to conform to our presentation of costs and expenses. However, we do not have sufficient detail available to make line item reclassifications for all costs and expenses so that the pro forma information is classified consistently with our historical financial statements.

The unaudited pro forma condensed consolidated financial information is based on certain assumptions and adjustments described in the notes to the unaudited pro forma condensed consolidated financial information included in this Form 8-K and should be read in conjunction with the audited historical consolidated financial statements and the accompanying notes contained in TNS’s Form 10-K for the year ended December 31, 2008 and the audited combined financial statements of CSG as of and for the year ended December 31, 2008 and the accompanying notes included in this Form 8-K/A as Exhibit 99.1.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As Of December 31, 2008

(Dollars in thousands)

	TNS, Inc.	CSG	Pro Forma		TNS, Inc.
	Historical	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$38,851	$—	$(16,371)	A	$22,480
Accounts receivable, net of allowance for doubtful accounts	69,501	22,531	—		92,032
Prepaid expenses	5,351	1,233	—		6,584
Deferred tax assets	1,805	3,129	(3,129)	B	1,805
Income taxes receivable	454	—	693	F	1,147
Inventory	1,774	—	—		1,774
Other current assets	2,737	9,107	—		11,844
Total current assets	120,473	36,000	(18,807)		137,666

Property and equipment, net	58,795	43,952	9,715	C	112,462
Identifiable intangible assets, net	151,811	—	147,200	D	299,011
Goodwill	10,954	89,746	(85,113)	E	15,587
Deferred tax assets, net	16,141	1,217	(1,217)	B	16,141
Other assets	3,740	65	3,679	F	7,484
Total assets	$361,914	$170,980	$55,457		$588,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expensed and other current liabilities	$59,424	$27,128	(7,779)	B	78,773
Accrued restructuring costs	—	3,406	(3,406)	B	—
Deferred revenue	16,360	1,886	(1,886)	B	16,360
Current portion of long-term debt	—	—	30,638	G	30,638
Total current liabilities	75,784	32,420	17,567		125,771

Long-term debt, net of current portion and discount	178,500	—	176,362	G	354,862
Deferred tax liabilities	2,420	—	—		2,420
Other liabilities	2,395	2,596	(1,392)	B	3,599
Total liabilities	259,099	35,016	192,537		509,652

Stockholders’ equity:
Common stock	25	—	—		25
Treasury stock	(578)	—	—		(578)
Additional paid-in capital	150,839	—	—		150,839
Investment from parent	—	135,964	(135,964)	B	—
Accumulated deficit	(40,800)	—	(1,116)	F	(41,916)
Accumulated other comprehensive income (loss)	(6,671)	—	—		(6,671)
Total stockholders’ equity	102,815	135,964	(137,080)		101,699
Total liabilities and stockholders’ equity	$361,914	$170,980	$55,457		$588,351

See accompanying notes.

Unaudited Pro Forma Condensed Consolidated Statement Of Operations

For The Year Ended December 31, 2008

(In thousands except per share data)

	TNS, Inc.	CSG	Pro Forma		TNS, Inc.
	Historical	Historical	Adjustments		Pro Forma

Revenues	$343,991	$228,884	$33,391	H	$606,266
Operating expenses:
Cost of network services, exclusive of the items shown separately below	162,423	116,067	33,391	H	311,881
Engineering and development	29,149	9,509	—		38,658
Selling, general, and administrative	78,104	38,335	—		116,439
Depreciation and amortization of property and equipment	25,286	20,488	(8,960)	I	36,814
Amortization of intangible assets	25,734	—	17,297	J	43,031
Impairment of goodwill	—	196,320	(196,320)	K	—
Restructuring and other charges	—	5,375	—		5,375
Total operating expenses	320,696	386,094	(154,592)		552,198

Income from operations	23,295	(157,210)	187,983		54,068
Interest expense	(10,868)	—	(40,234)	L	(51,102)
Interest income	707	—	—		707

Other (expense) income, net	(241)	805	—		564
Income (loss) before income tax provision and equity in net loss of unconsolidated affiliates	12,893	(156,405)	147,749		4,237
Income tax (provision) benefit	(9,213)	(16,771)	18,598	M	(7,386)
Equity in net loss of unconsolidated affiliate	(202)		—		(202)
Net income (loss)	$3,478	$(173,176)	$166,347		$(3,351)

Basic and diluted net income (loss) per common share:	$0.14				$(0.14)
Basic weighted average common shares outstanding	24,763,299				24,763,299
Diluted weighted average common shares outstanding	25,195,521				24,763,299

See accompanying notes.

Notes To The Unaudited Pro Forma

Condensed Consolidated Financial Statements

(Dollars in thousands)

1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements of TNS are based on the historical financial statements of TNS and CSG and have been prepared to illustrate the effect of the CSG acquisition. The unaudited pro forma condensed consolidated financial information has been prepared using the purchase method of accounting. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 gives effect to the CSG acquisition as if it had occurred on December 31, 2008. The pro forma unaudited condensed consolidated statement of income for the year ended December 31, 2008 gives effect to the CSG acquisition as if it had occurred on January 1, 2008.

2.  Acquisition of the Communications Services Group Assets from VeriSign, Inc.

On March 2, 2009, we entered into an asset purchase agreement to acquire certain assets and assume certain liabilities of CSG. On May 1, 2009, TNS completed the acquisition in accordance with the terms and conditions of the asset purchase agreement.  The initial purchase price was approximately $205.5 million plus an estimated $20.7 million in working capital for total consideration of $226.2 million in cash. The initial purchase price is subject to a post-closing working capital adjustment.  In connection with the closing of the acquisition, TNS entered into the Amended and Restated Credit Agreement which provides for up to $423.5 million of senior secured loans, including (i) a $15 million revolving credit facility (the “Revolving Credit Facility”), (ii) a fully funded term loan facility with an outstanding principal amount equal to $178.5 million (the “Existing Term Loan Facility,” and with the Revolving Credit Facility, collectively the “Existing Credit Facilities”), and (iii) a new fully funded term loan facility with an outstanding principal amount equal to $230 million (the “Acquisition Term Loan Facility,” and with the Existing Term Loan Facility, collectively the “Term Loan Facilities”; and the Acquisition Term Loan Facility with the Existing Credit Facilities, collectively the “2009 Credit Facility”).  The Acquisition Term Loan Facility was added to the Existing Credit Facilities to finance the acquisition.

The following table sets forth the sources and uses of funds in connection with our CSG acquisition and the preliminary purchase price allocation included in the December 31, 2008 pro forma balance sheet.

The summary of the sources and uses of funds for the acquisition on a pro-forma basis as of December 31, 2008 is as follows:

Sources of funds:
Acquisition term loan facility, net of original issue discount of $23.0 million	$207,000
Cash from TNS	16,371
$223,371
Uses of funds:
Purchase price for CSG acquisition, inclusive of working capital of $12,383	$217,883
Deferred financing fees	5,488
Total funds disbursed	$223,371

The preliminary allocation of the purchase price is as follows:

Amount
Purchase price allocation:
Accounts receivable, net of allowance for doubtful accounts	$22,531
Prepaid expenses	1,233
Property and equipment	53,667
Other current and noncurrent assets	9,172
Goodwill	4,633
Identifiable intangible assets	147,200
Total assets	238,436
Accounts payable, accrued expenses and other current liabilities	(19,349)
Other liabilities	(1,204)
Total purchase price	217,883
Deferred financing costs	5,488
Total estimated funds disbursed	$223,371

We are in the process of obtaining and reviewing information and refining the purchase price allocation information as well as obtaining third-party valuations of certain tangible and intangible assets and other third-party reports to assist in estimating the fair value of acquired assets and liabilities. As a result, the purchase price allocation is not yet finalized and preliminary estimates and assumptions are subject to change.

3. Pro Forma Adjustments

The pro forma adjustments give effect to the CSG acquisition, the borrowings under our 2009 Credit Facility, and the payment of fees and expenses relating to financing. The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

A.    Reflects payment by TNS of the deferred financing fees and a portion of the purchase price.

B.    Reflects the elimination of certain historical assets, liabilities and investment by parent of CSG not acquired or assumed by TNS as part of the acquisition.

C.    Reflects the preliminary purchase price adjustment of $9.7 million to record the estimated fair value of the acquired property and equipment described in Note 2 above.

D.    Reflects the recording of the estimated fair value of the indentifiable intangible assets of $147.2 million resulting from the CSG acquisition.

E.     Reflects the elimination of CSG’s historical goodwill of $89.7 million and the recording of goodwill of $4.6 million resulting from the CSG acquisition.

F.     Reflects the recording of the deferred financing fees of $5.5 million related to the 2009 Credit Facility and the write-off of $1.8 million of financing fees related to the 2007 Credit Facility and the associated impact to retained earnings of $1.1 million and income tax receivable of $0.7 million.

G.    Reflects the additional term loan borrowings of $207 million, net of the $23.0 million original issue discount, under our 2009 Credit Facility allocated between the current portion of $30.6 million and long-term portion of $176.4 million.

H.    Reflects the presentation of historical CSG pass-through revenues and related costs on a gross basis.  These revenues and costs were presented net in the CSG historical financial statements.  These pass-through items relate to access to third-party databases and regulatory charges on call signaling services.

I.      Reflects the adjustments in depreciation expense based on the estimated fair value of property and equipment and estimated remaining useful lives resulting from the acquisition.

Decrease related to CSG’s historical depreciation and amortization expense	$(20,488)
Increase related to depreciation and amortization expense on estimated fair value of property and equipment and estimated remaining useful lives	11,528
$(8,960)

J.     Reflects the increase in amortization of intangible assets of $17.3 million based on the estimated fair value of identifiable intangible assets resulting from the acquisition.  The estimated amortization expense is based on the estimated fair value for acquired identifiable intangible assets of $147.2 million.  This amount is based on a preliminary estimate by management, with assistance from a third-party appraiser engaged by us, and is subject to change.  Each $1.0 million change in the estimated fair value of the intangible assets will result in changes in amortization expense of $0.1 million.

K.    Reflects the elimination of the impairment charge related to the historical goodwill of CSG.

L.     Reflects the increase in interest expense fees resulting from the acquisition term loan facility of $230 million used to fund the acquisition of CSG as well as the re-pricing of our existing $178.5 million term loan in conjunction with our amendment and restatement of our existing senior secured credit facility to allow for the CSG acquisition.

Decrease related to TNS’ historical interest expense	(10,868)
Increase related to interest expense on the 2009 Credit Facility	51,102
40,234

Pro forma cash interest expense	38,845
Pro forma writeoff of deferred financing fees from 2007 Credit Facility	2,457
Por forma amortization of debt discount on the acquisition term loan facility	7,859
Pro forma amortization of deferred financing fees from 2009 Credit Facility	1,941
Pro forma total interest expense	51,102

We assumed a 9.5% (LIBOR plus 6.0% based on the rates in effect at May 1, 2009) interest rate on the amended and restated credit facility for calculating the pro forma interest expense. The amended and restated senior secured credit facility contains a LIBOR floor of 3.5%.  As of May 1, 2009, a change of 1% in the interest rate would result in an approximate change in the interest expense of $4.1 million for the year ended December 31, 2008. The deferred financing fees, and the $23.0 million of original issue discount, related to the $230 million term loan is amortized using the effective interest method over the period until the facility matures.

M.   Reflects the tax effects of the pro-forma adjustments.